Exhibit 10.2

Third Amendment to Amended and Restated PCS Services Agreement

Between Sprint Spectrum L.P. and Virgin Mobile USA, L.P.

This Third Amendment (“Third Amendment”) is made to that certain Amended and Restated PCS Services Agreement between Sprint Spectrum L.P. (“Sprint PCS”) and Virgin Mobile USA, L.P. (formerly Virgin Mobile USA, LLC) (“VMU”) dated October 16, 2007, as amended, (the “PCS Services Agreement”). Capitalized terms not defined in this Third Amendment are defined in the PCS Services Agreement.

1.	Section II.B (Total Billed Peak MOUs) of Schedule 1.0 to the PCS Services Agreement is amended as follows:

a.	Notwithstanding anything to the contrary in Sections I.B(ii) and II.B of Schedule 1.0 to the PCS Services Agreement, and subject to Sections 1.b through 1.e below, during calendar year 2008, the peak period will begin at 7:00 a.m. and end at 7:00 p.m., Monday through Friday, except national holidays observed by the United States postal service. All other times will be off-peak.

b.	For purposes of Section 1 in this Third Amendment:

“Actual Voice/SMS/Data Amounts” means the total of all amounts invoiced to VMU under the PCS Services Agreement on an Invoice for each of the 2008 bill cycles set forth in the table in Section 1.c.1 below for Voice/SMS/Data Usage including credits or debits related to disputed charges or billing errors for Voice/SMS/Data Usage that are typically included on the “True-Up Statement” VMU receives as part of the supporting documentation for each invoice, which does not include the Additional Amounts.

“Additional Amounts” means (i) any amounts invoiced or credited to VMU that are associated with the difference between the actual Cost of Service formulas and rates charged to VMU as described in Sections 7.2.1(b), 7.2.2(b) and 7.2.3(b) of the PCS Services Agreement, (ii) amounts invoiced to VMU for any Customized Service, (iii) royalty payment amounts, (iv) Late Payment Fees, (v) any unique amounts invoiced to VMU for which pricing is not described in Schedules 1.0, 1.1 or 1.2 to the PCS Services Agreement, (vi) any revenue from end users that VMU acquires from any entity that resells or resold wireless services purchased from Sprint PCS to such end users, or (vii) any credits invoiced to VMU that are not directly related to disputed charges or billing errors for Voice/SMS/Data Usage;

“Invoice” means the applicable monthly electronic invoice, each dated the 1st day of the calendar month following the just-completed calendar month/bill cycle, for “Ancillary Charges”, “Current Activity Charges”, “Adjustments” (where applicable), identified as such on the Invoice, and any other charges for services included on such electronic invoice that have not been previously applied to VMU’s account, and including credits or debits that are included on the True-Up Statement in the ordinary course of business consistent with past practice between VMU and Sprint PCS;

“Late Payment Fees” means interest on amounts not paid to Sprint PCS by the applicable Due Date as described in Section 7.5 of the PCS Services Agreement;

“Remaining 2008 Bill Cycles” means the nine (9) consecutive bill cycles commencing with the April 1, 2008 through April 30, 2008 bill cycle; and

“Voice/SMS/Data Usage” means (i) voice and data usage for airtime services billed in minutes of use as described in Schedule 1.0 to the PCS Services Agreement (including toll, unbilled local

Sprint PCS / Virgin Mobile USA Confidential Information	1

toll, Roaming, Roaming toll and travel MOUs), (ii) directory assistance and operator services billed to VMU as described in Schedule 1.0, (iii) SMS usage billed by number of messages as described in Schedule 1.1 to the PCS Services Agreement, (iv) 3G Data Transport service billed by number of MB usage as described in Schedule 1.2 to the PCS Services Agreement, and (v) ADC codes, if applicable, as described in Section 2.14 of the PCS Services Agreement.

c.	1.	Subject to the terms set forth below and Section 1(d), in lieu of VMU paying the Actual Voice/SMS/Data Amounts portion of each Invoice for each of the Remaining 2008 Bill Cycles, VMU will pay to Sprint PCS “Established Voice/SMS/Data Amounts” equal to the amounts in the “Established Voice/SMS/Data Amount” column in the table set forth below in this Section 1.c.1 that are associated with each Remaining 2008 Bill Cycle, plus any Additional Amounts for the respective Remaining 2008 Bill Cycle. Also shown in the table below are Established Voice/SMS/Data Amounts for the three (3) Invoices generated for PCS Service usage during the January, February and March 2008 calendar months, which represent the “Actual Voice/SMS/Data Amounts” calculated for each Invoice for the three months ended March 31, 2008. The total of the Established Voice/SMS/Data Amounts for all 2008 bill cycles is $298,000,000.

2008 Bill Cycle	Invoice Date	Established Voice/SMS/Data Amounts	Due Dates[1]
4-1-08 – 4-30-08	5-1-08	$22,000,000	5-25-08
5-1-08 – 5-31-08	6-1-08	$24,000,000	6-25-08
6-1-08 – 6-30-08	7-1-08	$24,000,000	7-25-08
7-1-08 – 7-31-08	8-1-08	$24,000,000	8-25-08
8-1-08 – 8-31-08	9-1-08	$24,000,000	9-25-08
9-1-08 – 9-30-08	10-1-08	$26,000,000	10-25-08
10-1-08 – 10-31-08	11-1-08	$27,500,000	11-25-08
11-1-08 – 11-30-08	12-1-08	$28,000,000	12-25-08
12-1-08 – 12-31-08	1-1-09	$31,116,310	1-25-09

2008 Bill Cycle	Invoice Date	Established Voice/SMS/Data Amounts
1-1-08 – 1-31-08	2-1-08	$22,067,746
2-1-08 – 2-28-08	3-1-08	$22,217,372
3-1-08 – 3-31-08	4-1-08	$23,098,572

Total all 2008 Bill Cycles:		$298,000,000

[1]	Due Dates are estimates. Actual Due Dates will be based on the date Sprint PCS provides to VMU all supporting documentation and billing records pursuant to Section 7.4 of the PCS Services Agreement.

c.	2.	For the calendar year 2008, if VMU’s Actual 2008 Billed Revenue (defined below) exceeds $298,000,000, Sprint PCS will invoice VMU for the difference between the Actual 2008 Billed Revenue and $298,000,000 no later than January 21, 2009, which VMU must pay in accordance with the payment terms in Section 7.4 of the PCS Services Agreement. For purposes of Section 1 in this Third Amendment, “Actual 2008 Billed Revenue” means the sum of the (i) Established Voice/SMS/Data Amounts from the table in Section 1.c.1 above for the Invoices for the three months ended March 31, 2008 (which are equal to the Actual Voice/SMS/Data Amounts for the three months ended March 31, 2008), and the (ii) Actual Voice/SMS/Data Amounts for each of the Remaining 2008 Bill Cycles.

d.	The effectiveness of this Third Amendment is contingent upon VMU’s securing an increase of lending commitments under the Amended & Restated Subordinated Credit Agreement among

Sprint PCS / Virgin Mobile USA Confidential Information	2

Virgin Mobile USA, LLC, Virgin Entertainment Holdings, Inc. and Sprint Spectrum, LP, dated as of July 19, 2006, as amended, from $75 million to $100 million, by June 30, 2008, which will remain at $100 million or higher for the remainder of calendar year 2008.

e.	Beginning on January 1, 2009, Sections I.B(ii) and II.B of Schedule 1.0 to the PCS Services Agreement will apply in accordance with its terms in effect immediately prior to this Third Amendment unless otherwise agreed by the parties.

2.	Except as specifically provided above, the PCS Services Agreement remains in effect in accordance with its terms.

IN WITNESS HEREOF, the parties have executed this Third Amendment as of the dates indicated below.

SPRINT SPECTRUM, L.P.		VIRGIN MOBILE USA, L.P. (formerly Virgin Mobile USA, LLC)

By:	/s/ Thad Langford	By:	/s/ Peter Lurie
Name:	Thad Langford	Name:	Peter Lurie
Its:	Vice President, Strategic Partners	Its:	General Counsel and Corporate Secretary
Date:	May 12, 2008	Date:	May 12, 2008

Sprint PCS / Virgin Mobile USA Confidential Information	3